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                                                                EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement of CLARCOR Inc. (file number 333-19735) of our report dated January 3, 1997 on our audits of the consolidated financial statements of CLARCOR Inc. and Subsidiaries as of November 30, 1996 and 1995, and for the years ended November 30, 1996, 1995, and 1994, and the financial statement schedule for the years ended November 30, 1996, 1995, and 1994, which reports were included or incorporated by reference in CLARCOR's Annual Report on Form 10-K for the year ended November 30, 1996.

Coopers & Lybrand L.L.P.

Chicago, Illinois
February 28, 1997